Exhibit 23.1

809 Glen Eagles Court, Suite 200 Baltimore, MD 21286 P 410.823.8000 F 410.296.4815 dhgllp.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Howard Bancorp, Inc.

We hereby consent to the incorporation by reference in the registration statement on Form S-4 and the related joint proxy and information statement/prospectus to be filed on November 9, 2017 by Howard Bancorp, Inc. of our report dated March 16, 2017 relating to the consolidated financial statements of Howard Bancorp, Inc. as of and for the year ended December 31, 2016, included in Howard Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Dixon Hughes Goodman LLP

Baltimore, Maryland

November 9, 2017